Exhibit 10.10

                            Health Business Partners


Mr. Armand Dauplaise
President and Chief Executive Officer
Bio-One Corporation
1630 Winter Springs Boulevard
Winter Springs, Florida 32708

Dated as of June 20, 2003

                         FINANCIAL CONSULTING AGREEMENT

Health Business Partners LLC ("HBP") is pleased to act as a consultant to Bio-One Corporation. ("BIO-ONE" or the "Company") in connection with a potential acquisition of the assets or equity of one and ideally more than one nutrition company, (collectively, a "Transaction"). This letter agreement (the "Agreement") sets forth the representations of the parties, the services that HBP agrees to perform for BIO-ONE, the authority and power granted by the Company to HBP, the fees for HBP's services, and other terms and conditions that will govern the parties' relationship. This Agreement cannot be changed orally and no provision of this Agreement shall in any respect be waived, altered, modified or amended unless agreed to in writing by both parties.

1. ENGAGEMENT. Until this Agreement has been terminated under Section 4, HBP is hereby engaged to render consulting services to BIO-ONE in connection with a potential Transaction involving the Company and another corporation, business entity, or individual (collectively, a "Target"). A Transaction means the sale, exchange, change of ownership or other transfer of more than 5% of the assets or equity securities of a Target. A Transaction also means, without limitation, a joint venture or business alliance between the Company and a Target to which the Company or a Target contributes more than 5% of either of their assets, equity securities, or combination of assets and equity securities.

     THE PRIMARY INITIAL OBJECTIVE IS TO ACQUIRE A COMPANY IN A TRANSACTION IN WHICH THE CONSIDERATION IS DELIVERED MOSTLY IN THE FORM OF BIO-ONE STOCK. HOWEVER, THE COMPANY RECOGNIZES THAT OTHER FORMS OF TRANSACTION MAY ALSO BE APPROPRIATE AND ARE COVERED BY THIS AGREEMENT.

     During the term of HBP's engagement by BIO-ONE, BIO-ONE will keep HBP informed about all substantive discussions of any Transactions in which it is involved. BIO-ONE shall (i) refer any inquiry regarding a possible Transaction during the term of HBP's engagement to HBP to enable HBP to evaluate the prospective target and (ii) the Company and HBP will work together in any resulting discussion regarding a potential Transaction.

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2.   SERVICES. HBP's services will include: identifying and researching appropriate acquisition candidates and working with senior management of BIO-ONE to acquire the appropriate companies through the following:


     >>   Initiating discussions with prospective Targets
     >> Assisting the Company in preparing for presentations to the management and/or Boards of prospective Targets concerning the attractions of a Transaction
     >> Assisting in negotiating satisfactory terms and conditions of any transaction on BIO-ONE's behalf with such potential target companies
     >> Evaluating any transaction that develops, including a comparison of such opportunities with other alternatives
     >>   Assisting BIO-ONE in preparing presentations to its Board; and
     >> Advising and assisting BIO-ONE in the course of its due diligence efforts and other tasks as may be agreed to from time to time by BIO-ONE and HBP.

     Any advice rendered by HBP pursuant to this Agreement is only for internal use by BIO-ONE and shall not be disclosed by BIO-ONE without HBP's written consent, unless disclosure is required by law. HBP's advice and assistance will not encompass legal or tax issues as to which BIO-ONE should consult its attorneys and financial advisors.


3. COMPENSATION. BIO-ONE agrees to pay HBP the following fees in respect of such services:

     a.   Retainer

     During the Term of this agreement, $6,000 payable in advance, each 30 days upon the signing of this agreement until such earlier time as the payment provided for in clause 3c. below, is made or this agreement is terminated, provided however, that the Company, at a minimum, shall be obligated for payments under this clause totaling $24,000; plus

     b.   Daily Fees

     If, in any 30 day period, during the Term, Roy Bingham is engaged on the assignment for more than 3 1/2 days (a day to consist of a minimum of 8 hours), then an additional pro rata fee will be due of $1,800 per day, subject to a maximum of $5,400 in each 30 days.

     If, in any 30 day period, after the Term, Roy Bingham is engaged on the assignment at the request of the Company for more than 1 full day (a day to consist of a minimum of 9 hours), then an additional fee will be due of $1,500 per day.

     With regard to both retainer and daily fees, HBP will have the option at any time of being paid in "144" stock and at a 20% discount from the previous 90 day daily trading average. The restricted stock would carry the same issue date as the execution date of this Agreement.

     c.   Transaction Fee or Fees

     In the event that a definitive agreement for a transaction is executed with any Target in connection with which there was an HBP involvement other than VitaRich or MDR, before October 8, 2003, then the Transaction fee due to HBP will be as stated in the agreement dated October 31, 2001.

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In the event that a (i) a definitive agreement for a Transaction is executed during the Term (as defined in Section 4) but after October 8, 2003, or (ii) if a definitive agreement is executed within eighteen months following the expiration of the term, with a target that HBP identified, the Company agrees to pay HBP non-refundable Transaction Fees as follows:

    ---------------------------------- --------------------------------------------------------
    AGGREGATE CONSIDERATION            TRANSACTION FEE
    ---------------------------------- --------------------------------------------------------
    From              To               Fee for range      Cumulative fee at top of range
    ----------------- ---------------- ------------------ -------------------------------------
    $0                $1 Million       5%                 $50,000
    ----------------- ---------------- ------------------ -------------------------------------
    $1 Million        $2 Million       4%                 $90,000
    ----------------- ---------------- ------------------ -------------------------------------
    $2 Million        $3 Million       3%                 $120,000
    ----------------- ---------------- ------------------ -------------------------------------
    $3 Million        And above        2%                 Not applicable
    ----------------- ---------------- ------------------ -------------------------------------

EXAMPLES OF FEES

For example, if the Aggregate Consideration is $4.5 million, the Transaction Fee shall be $150,000 consisting of (i) $120,000 for the Aggregate Consideration up to $3 million plus (ii) 2% of the incremental Aggregate Consideration over $3 million ($30,000).

Should Bio-One complete any Transaction during the Term, or within nine months following the expiration of the term whether before or after October 8, 2003, with any company or companies not identified by HBP, then the above fee structure will be applied but the resulting Transaction Fee will be halved.

Should Bio-One complete more than one Transaction, the Transaction Fee will apply to each Transaction separately.

The Transaction Fee will be paid as follows:

50% in cash within 30 days of closing of a Transaction.

On the balance of fees earned HBP will have the option of being paid in "144" stock and at a 20% discount from the previous 90 day daily trading average, or up to 50% in cash and the balance in "144" stock. The restricted stock would carry the same issue date as the execution date of this Agreement.

In the event that any portion of the cash fee due is not available for payment, then that portion will be paid no later than six months from the closing of the Transaction.

Investment in or Sale of Assets or Stock

Aggregate Consideration shall mean (x) in the case of a Transaction in which BIO-ONE makes an investment in a target company, the total amount of funds invested (or if pursuant to an irrevocable commitment which may be drawn down at the election of the target company, the total amount of the irrevocable funding commitment) and (y) in the case of a Transaction involving the Company acquiring the capital stock or assets of a target company, the total amount of cash and the fair market value of all other assets paid or payable to the target company and/or its security holders, key employees (including more than market rate compensation), subsidiaries, or affiliates (including the net amount, determined on a GAAP basis, of any debt assumed, taken subject to, repaid or refinanced and any deferred payments, including earn outs), directly or indirectly by the Company. In the event of a deferred payment a discount rate of 6% will be used to determine the fees payable.

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Joint Venture/Alliance

If the Transaction shall take the form of a joint venture or business alliance, then the Aggregate Consideration shall mean the total amount of any cash and the fair market value of any assets paid or contributed or payable and contributable by BIO-ONE and/or the Target directly or indirectly to such joint venture or business alliance.

In the event that the consideration received in a Transaction is paid in whole or in part in the form of securities, the value of such securities, for purposes of calculating a Transaction Fee, shall be the fair market value thereof, as the parties hereto shall mutually agree (i) on the date of closing of a Transaction with respect to securities that are transferred on the date of closing of a Transaction, and (ii) on the date the securities are transferred with respect to any securities transferred after the date of closing of a Transaction; provided, however, that if such securities consist of securities with an existing trading market, the value thereof shall be determined by the average of the sale price for such securities on the twenty last trading days prior to the date on which the Transaction is consummated.

If following, or in connection with, the termination or abandonment of any proposed Transaction, the Company receives a so-called "break-up," "termination," or similar fee or payment (the "Break-Up Fee"), HBP shall be entitled to a cash fee equal to 35% of the excess (if any) of the aggregate amount of such Break-Up Fee (including, without limitation, any amount characterized as an expense reimbursement) over the direct out-of-pocket expenses incurred by the Company in connection with a Transaction (including, without limitation, financing fees and legal fees, but excluding any fees payable pursuant to this break-up fee), and payable within 10 days following the Company's receipt of such fee or payment.

TERM OF ENGAGEMENT. The engagement shall be for a period of four months unless terminated prior to that date or extended in accordance with the provisions of this section (the "Term"), and commencing on June 22, 2003. At any time during the Term, BIO-ONE and HBP may terminate or extend the Term. Either party may terminate this Agreement upon fourteen (14) days written notice to the other party. Notwithstanding the foregoing, the provisions contained in Sections 3, 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive any termination under this Section 4.

REIMBURSEMENT OF EXPENSES. BIO-ONE shall reimburse HBP for reasonable invoiced out-of-pocket expenses, including travel, hotel, data acquisition, production, communication and legal expenses on a current basis upon the request of HBP from time to time. Any single expense exceeding $500 shall require prior approval. However, such reimbursement shall not exceed $4,000 per month without the prior approval of BIO-ONE. Such reimbursement will be paid regardless of whether a Transaction is consummated.

BIO-ONE TO COOPERATE. In acting as BIO-ONE's financial advisor, HBP will assist BIO-ONE in preparing such descriptive information as we mutually deem appropriate. HBP will necessarily rely on information provided by BIO-ONE in the preparation of such documents, including information regarding historical and projected financial performance in order to describe the Company and its plans accurately to third parties. If required, BIO-ONE will warrant the accuracy and completeness of the historical information and reasonableness of projections furnished to HBP, at the time furnished, and will further advise HBP during the

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period of our assignment of all developments materially affecting BIO-ONE. A representative of BIO-ONE will read any descriptive information prepared by HBP and will represent and warrant to HBP that such information does not contain untrue statements or omit any material fact relating to BIO-ONE that should be disclosed.

ADVERTISING AND PRESS RELEASES. BIO-ONE will permit HBP, at HBP's expense, and subject to BIO-ONE's prior approval not to be unreasonably withheld, to advertise with a public "tombstone" announcing consummation of a Transaction. Any Press Release to be made regarding this agreement will only be made by mutual agreement with regard to wording and timing. Agreement not to be unreasonably withheld.

CONFIDENTIALITY. Any advice rendered by HBP pursuant to this Agreement is only for internal use by BIO-ONE and shall not be disclosed by BIO-ONE without HBP's written consent, unless such disclosure is required by law. HBP agrees to hold in strict confidence all material non-public information provided to it by BIO-ONE, unless disclosure is required by law or is reasonably necessary for HBP to perform its services hereunder.

INDEMNITY. HBP and BIO-ONE have entered into a separate letter agreement, dated to the date hereof (the "Indemnity Letter"), providing for the indemnification of HBP by BIO-ONE in connection with HBP's engagement hereunder.

ARBITRATION. Any legal proceedings between the parties relating to this Agreement or any alleged breach thereof shall be settled by a binding arbitration with a panel of three arbitrators in Providence, Rhode Island in accordance with the rules of the American Arbitration Association, and judgments upon the award rendered by the arbitrators shall be entered in any court having competent jurisdiction.

NOTICES. All communications provided for hereunder shall be sent by first class mail, facsimile or personal delivery (by hand or by professional courier service) addressed to (i) BIO-ONE at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708 (Attn: President) (ii) to HBP at 5784 Post Road, Suite 5, RI 02818, Facsimile (401-885-4686) (Attn: Roy Bingham, Managing Director) or
(iii) to such other address with respect to any party as such party shall be designated by written notice to the others in the manner described herein. If such communication is delivered personally or by facsimile, such communication shall be conclusively deemed to have been given at the time of receipt thereof or refusal of delivery thereof, as evidenced by the records of the person or entity making such personal delivery or by mechanical confirmation of facsimile transmission. If such communication is given by mail, such communication shall be conclusively deemed to have been given on the third business day after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such communication is to be given.

7. FINAL AGREEMENT. This Agreement constitutes the entire understanding among the parties with respect to the subject matter contained herein.

8. MISCELLANEOUS. During the Term of this Agreement, BIO-ONE agrees to retain HBP on an exclusive basis to perform the services described.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island applicable to agreements made and to be performed entirely in the State of Rhode Island without regard to principles of conflicts of laws. If any provision of this Agreement shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this Agreement, which shall remain in full force and effect. BIO-ONE agrees to the jurisdiction and venue of the federal and state courts in Rhode Island for any disputes arising under this Agreement.

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BIO-ONE and HBP each represent and warrant that it has all requisite power and authority, and all necessary authorization, to enter into and carry out the terms and provisions of this Agreement.

HEALTH BUSINESS PARTNERS
5784 POST ROAD, SUITE 5
       WARWICK RI 02818

BY: _______________________________
ROY N. BINGHAM
MANAGING DIRECTOR

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE.

BIO-ONE, CORPORATION
1630 WINTER SPRINGS BOULEVARD
WINTER SPRINGS, FLORIDA 32708

BY: /s/ Armand Dauplaise
ARMAND DAUPLAISE
PRESIDENT & CEO